EXHIBIT 4 (c)

               Form of Group Variable Annuity Policy (11VAN0896GP)

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Wilmington, Delaware 19899-0667
A capital stock company


This Group Contract is a contract between AIG Life Insurance Company ("We", "Us" or "Our") and the Group Contractholder ("You" or "Your") shown on the Group Contract Schedule.

Subject to the terms of this Group Contract and the Certificates We issue to each Certificateholder, We will provide the benefits described in this Group Contract. We do this in return for the application of the Group Contractholder, and any required individual applications for annuity coverage on the Annuitant(s) and for the payment of the premiums.

This Group Contract becomes effective at 12:01 A.M. Standard Time on the Group Contract Effective Date at the address of the Group Contractholder and will continue in force, in accordance with the applicable provisions, unless terminated in accordance with its provisions.

This Group Contract is non-participating and is not entitled to share in Our surplus earnings.

/s/ Elizabeth M. Tuck              /s R J O'Connell

Secretary                          President








                      GROUP VARIABLE ANNUITY GROUP CONTRACT
                                Non-Participating

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                                      INDEX
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Group Contract Sections                 Page

Group Contract Schedule                    3
Group Contract Provisions                  4



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                             GROUP CONTRACT SCHEDULE


GROUP CONTRACT NUMBER        [00004]

GROUP CONTRACTHOLDER         [Direct Consumer's Group Trust Dated April 8, 1996]

GROUP CONTRACT EFFECTIVE DATE      [January 15, 1998]

ELIGIBLE PERSONS:            [Customers, members or employees of participating
financial institutions]

ANNUITY SERVICE OFFICE:      [AIG Life Insurance Company
                             c/o Delaware Valley Financial Services
                             300 Berwyn Park
                             P.O. Box 3031
                             Berwyn, PA  19312-0031
                             (800) 255-8402]


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                            GROUP CONTRACT PROVISIONS


Eligible Persons. Persons eligible to become Certificateholders under this Group Contract are those described as Eligible Persons on the Group Contract Schedule.

Certificates. We will issue a Certificate to each Certificateholder describing the coverage under this Group Contract. The certificate will describe the benefits of this Group Contract, to whom the benefits will be paid, and the limitations and conditions that apply.

A certificate may be modified by rider or endorsement issued by Us to be attached to the certificate. The rider or endorsement will set forth the modifications to the certificate which affect the Annuitant.

Premiums. All premiums are payable in advance to Us. The initial premium for each Annuitant is shown on the Contract Schedule of the certificate.

Required Data. The Group Contractholder must give Us all data that We need to administer this Group Contract.

Examination Of Records. We have the right to examine all records of the Group Contractholder that pertain to the life insurance provided by this Group Contract.

Continuation Of This Group Contract. This Group Contract will continue in force, subject to the Group Contract Termination provision.

Entire Contract. The entire contract consists of this Group Contract, the certificates, the Group Contractholder's application, each Certificateholder's application for coverage under this Group Contract, and any attached riders, endorsements or amendments.

We rely on the Group Contractholder's application to issue this Group Contract and the individual applications, if any, to issue certificates providing annuity coverage on each Annuitant. Statements made by the Group Contractholder or any Annuitant or Certificateholder are deemed to be representations and not warranties. No such statement will be used to contest this Group Contract, a certificate or a claim unless a copy of the instrument is furnished to the person making the statement or to his/her beneficiary.

Changing This Group Contract. This Group Contract may only be changed, in writing, by one of our executive officers. No other person, including an agent, has any authority to change or reinstate this Group Contract or extend the time for paying a premium.

Conformity With State Statutes. Any provision of this Group Contract that, on the Group Contract Effective Date, conflicts with state laws of the governing jurisdiction is changed to meet the minimum requirements of those laws.

Group Contract Termination. This Group Contract may only be terminated with respect to the issuance of new certificates. Either We or the Group Contractholder may terminate this Group Contract upon giving at least 31 days written notice to the other. We will not terminate this Group Contract prior to the end of the first year following the Group Contract Effective Date.

Clerical Error. Clerical error will not void any certificate issued under this Group Contract which is otherwise validly in force, nor will it keep in force any certificate that otherwise would end.

Certificate Provisions Made Part Of This Group Contract. The remainder of this Group Contract consists of provisions that appear in the certificates, riders and endorsements. A copy of the certificates, riders and endorsements is added to and made a part of this Group Contract.


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                           AIG LIFE INSURANCE COMPANY
                                  P.O. Box 667
                                 One Alico Plaza
                         Wilmington, Delaware 19899-0667


















































                         GROUP VARIABLE ANNUITY CONTRACT
                                Non-Participating